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April 5, 2002                                                        EXHIBIT 5.1


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

This opinion is delivered in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 500,000 shares (the "Shares") of Common Stock, par value $.005 per share, of York International Corporation, a Delaware corporation (the "Company"), to be issued in connection with the Company's 1992 Employee Stock Purchase Plan (the "1992 Plan") pursuant to a registration statement on Form S-8 filed on the date hereof (the "Registration Statement").

The undersigned is the General Counsel and Secretary of the Company and is familiar with the Company's charter, by-laws, and resolutions of the Company authorizing the issuance of the Shares and with the Registration Statement.

Based upon the foregoing, the undersigned is of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action and will be, when issued as authorized under the 1992 Plan and for the consideration described therein, validly issued, fully paid and nonassessable.

The undersigned consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,

YORK INTERNATIONAL CORPORATION

/s/ Jane G. Davis

Jane G. Davis
Vice President, Secretary and
General Counsel

JGD/dp

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